EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the use in this Registration Statement of Valley Commerce Bancorp on Amendment No. 1 to Form SB-2 (No. 333-11883) of our report, dated February 20, 2004, except for Note 2, as to which the date is August 20, 2004, with respect to the consolidated balance sheet of Valley Commerce Bancorp and subsidiary as of December 31, 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2003 and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ Perry-Smith LLP

Sacramento, California
October 25, 2004